Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 23, 2023 in the Registration Statement (Form F-1) and related Prospectus of Merqueo Holdings, for the registration of its ordinary shares of common stock.

Ernst & Young Audit S.A.S.

A member practice of Ernst & Young Global Limited

Bogotá, Colombia

April 10, 2023

A member firm of Ernst & Young Global Limited